EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ACTS TO PURSUE SUPERIOR OFFER

        Scarsdale, New York, May 24, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that the Special Committee of its Board of Directors met on Wednesday, May 23, 2007 and recommended unanimously to the Board of Directors that, as a result of negotiations between representatives of the Special Committee and Premier Home Health Care Services, Inc., the previously announced proposal by Premier for a merger at $12.75 per share in cash has matured into and now constitutes a Superior Proposal within the meaning of the previously announced Amended and Restated Agreement and Plan of Merger between NHHC and affiliates of Angelo Gordon & Co. The Special Committee had previously concluded that the Premier proposal would reasonably be expected to lead to a Superior Proposal.

        The revised proposal differs from the proposal announced in NHHC’s press release dated May 21, 2007 principally because of the withdrawal by Premier of the additional payment equal to and conditioned upon a reduction of the break-up fee and/or expense reimbursement contained in said Amended and Restated Agreement and Plan of Merger, the deletion of the option on the part of Premier to pay a portion of the merger consideration to Frederick Fialkow by promissory note, a reduction of the break-up fee from $2 million to $1.25 million and the deletion of the reference in the previous proposal that called for employment contracts for certain “key employees”. In addition, Premier delivered to NHHC a revised financing commitment. After receiving legal and financial advice, NHHC’s Board of Directors unanimously accepted the recommendation of its Special Committee. Under the terms of the Amended and Restated Agreement and Plan of Merger, Angelo Gordon has the right to match the terms of the Superior Proposal within four (4) business days.

        In view of the above, NHHC anticipates adjourning its stockholders meeting currently scheduled for May 29, 2007.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.